Exhibit 16.1

April 26, 2012

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

We have read Item 4.01 included in the Form 8-K of Tiger X Medical, Inc. dated April 26, 2012 to be filed with the Securities and Exchange Commission. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or to disagree with other statements of Tiger X Medical, Inc. contained therein.

Very truly yours,

/s/ Marcum LLP